UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2011

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On December 29, 2011, Rackspace US, Inc., a subsidiary of Rackspace Hosting, Inc. (“Rackspace”), entered into a Data Center Lease with Collins Technology Park Partners, LLC, an affiliate of Digital Realty Trust, Inc., (the “Lease”) to lease approximately 58,200 square feet of raised floor space. The leased space is located in Richardson, Texas.
The Lease provides for two separate commencement dates, each commencement date is applicable for one-half of the total leased space. The anticipated lease commencement dates are August 1, 2012 and August 1, 2015. The initial term is 15 years from the respective commencement date. Upon the expiration of each of the 15-year terms, Rackspace has the option to renew the lease for the applicable space. Each space may then be leased for one successive ten (10) year period after the initial term is completed at the prior year's base rent plus a fixed escalation rate. At any time during the lease, Rackspace has the right to terminate the lease with respect to up to half of the total leased space in exchange for a total termination fee of $5 million. The termination fee would be pro-rated if the amount of leased space terminated under the Lease is less than half of the total leased space.
Rackspace's total estimated financial obligation for the leased space over the fifteen (15) year terms is approximately $134 million.
The obligations of the tenant, Rackspace US, Inc., under the Lease are guaranteed by Rackspace.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Please refer to the description of the guarantee of the Lease obligations disclosed in Item 1.01 above.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date:	January 5, 2012	By:	/s/ Alan Schoenbaum
Alan Schoenbaum
Senior Vice President, General Counsel and Secretary